                                                                   EXHIBIT 5.1


                      [LETTERHEAD OF WACHOVIA CORPORATION]



                                                               December 11, 1998

Wachovia Corporation
100 North Main Street
P.O. Box 3099
Winston-Salem, North Carolina 27150

     Registration Statement on Form S-4

Gentlemen:

     I am familiar with the proceedings taken by Wachovia Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to the issuance of up to 7,660,859 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"), pursuant to the terms of the Agreement and Plan of Merger, dated as of October 27, 1998, by and between the Company and Interstate/Johnson Lane, Inc. (the "Merger Agreement").

     As counsel for the Company, I have reviewed the Registration Statement and the Merger Agreement, and I have examined and am familiar with the records relating to the organization of the Company, including its articles of incorporation, bylaws and all amendments thereto, and the records of all proceedings taken by the Board of Directors of the Company pertinent to the rendering of this opinion.

     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the listing of my name in the Prospectus.

                                                 Sincerely,


                                                 /s/ KENNETH W. MCALLISTER
                                                 Kenneth W. McAllister